EXHIBIT 10.34
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                      NOTE AND WARRANT PURCHASE AGREEMENT
                      -----------------------------------

      This Note and Warrant Purchase Agreement (the "Agreement") is made as of the 15th day of May, 2000 by and between ENTRADE INC., a Pennsylvania corporation with its principal place of business at 500 Central Avenue, Northfield, Illinois 60093 (the "Company") and the persons listed on Exhibit A attached hereto (individually a "Purchaser" and collectively the "Purchasers").

                                   RECITALS
                                   --------

      A. The Company is undertaking the placement and sale of certain Secured Promissory Notes due July 15, 2001, in an aggregate amount not to exceed Seven Million Dollars and No/100 ($7,000,000) (the "Notes") with Warrants (as hereinafter defined). The Notes are payable in accord with the terms thereof, with interest at a rate of fifteen percent (15%) per annum, which interest begins to accrue on the date of the Notes, and is payable commencing on August 15, 2000, and continuing on the fifteenth
(15th) of November, 2000, the fifteenth (15th) day of February, 2001, the fifteenth (15th) day of May, 2001, and including July 15, 2001. The Notes are due and payable in full on July 15, 2001 (the "Maturity Date"). The Notes shall be secured by a pledge by the Company of one hundred percent (100%) of all of the issued and outstanding stock of Asset Liquidation Group, Inc., a Nevada corporation ("ALG"), and Public Liquidation Systems, Inc., a Nevada corporation ("PLS").

      B. Purchaser will receive from the Company a Warrant (the "Warrant") to purchase common stock of the Company equal to the face amount of its Note or Notes purchased by the Purchaser divided by twenty five (25) at a price of Sixteen Dollars and 21/100 ($16.21) per share (the "Warrant's Shares").

      C. The Purchaser acknowledges that it has received in conjunction with the offer and sale of the Notes and the Warrants information supplied by the Company to the Purchaser sufficient to allow the Purchaser to make its own credit analysis of the Company and its own decision to enter into this Agreement.

      In consideration of the mutual promises, representations, warranties and conditions set forth in the Agreement, the Company and the Purchaser agree as follows:

      1.    PURCHASE AND SALE OF NOTES AND WARRANTS.

            1.1   ISSUE OF NOTES AND WARRANTS.

                  (a) The Company has authorized the issuance and sale of up to $7,000,000 on Secured Promissory Notes and up to 280,000 Warrant Shares pursuant to the provisions of this Agreement.

                  (b) In reliance upon the Purchaser's representations and warranties contained in Section 4 hereof, and subject to the terms and conditions set forth herein, the Company hereby agrees to sell to the Purchaser the aggregate amount of Notes set forth below the Purchaser's signature on the page bearing the Purchaser's name. With respect to Don Haidl and Corey P. Schlossmann, such sale of Notes shall be for cash and an exchange of obligations owed to Mr. Haidl and Mr. Schlossmann by the Company.



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                  (c)    In reliance upon the representations and warranties
of the Company contained herein, and subject to the terms and conditions set forth herein, the Purchaser hereby agrees to purchase the amount of Notes set forth on the page bearing the Purchaser's name. The Purchaser shall be liable for only the amount of Notes that appear on the page hereof that relates to the Purchaser.

      2.    CLOSING DATE; DELIVERY.

            2.1 CLOSING. The closing of the sale and purchase of the Notes under this Agreement (the "Closing") shall be as of May 15, 2000 (the "Closing Date").

            2.2 DELIVERY. At the Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchaser, the Notes subscribed for by the Purchaser, dated as of the Closing Date, and Warrants, against payment of the purchase price therefor by wire transfer, unless other means of payment shall have been agreed upon by the Purchaser and the Company.

      3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

      The Company hereby represents and warrants to the Purchaser as of the date hereof as follows, and all such representations and warranties shall be true and correct as of the Closing Date as if then made and shall survive until such time as the Notes have been paid in full (for purposes of this Section 3, ALG and PLS are each a "Subsidiary" and collectively, the "Subsidiaries" and representations and warranties made herein as to "each Subsidiary" or to "Subsidiary" shall mean representations and warranties as to each such entity):

            3.1 ORGANIZATION. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company has all requisite power and authority to own or lease its properties and to conduct its businesses as now conducted. The Company holds all licenses and permits required for the conduct of its business as now conducted, which, if not obtained, would have a material adverse effect on the business, financial condition or results of operations of the Company taken as a whole. The Company is qualified as a foreign or domestic corporation and is in good standing in all states where the conduct of its business or its ownership or leasing of property requires such qualification, except where failure to so qualify would not have a material adverse effect on the business, financial condition or results of operations of the Company taken as a whole.

            3.2 AUTHORITY. The Company has all requisite corporate power and authority to enter this Agreement and to issue the Notes and Warrants, and that certain Registration Rights Agreement of even date herewith (the "Registration Rights Agreement") that certain Pledge Agreement of even date herewith (the "Pledge Agreement"), and that certain Creditors Agreement of even date herewith (the "Creditors Agreement"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Registration Rights Agreement, the Pledge Agreement, the Creditors Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company, and upon their execution and delivery by the Company, such documents will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except (i) as the indemnification provisions of the Registration Rights Agreement may be limited by principles of public policy, and subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditor's rights from time to time in effect and subject to general equity principles or (ii) for obtaining shareholder approval for the issuance of the Warrants (and common stock to be issued upon exercise of such Warrants) to Mr. Haidl and Mr. Schlossmann, which is required by the exchange rules of the New York Stock Exchange.



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            3.3   ISSUANCE OF THE NOTES.  Except for obtaining shareholder
approval for the issuance of the Warrants (and common stock to be issued upon exercise of such Warrants) to Mr. Haidl and Mr. Schlossmann, which is required by the exchange rules of the New York Stock Exchange, the Notes when issued against payment therefor pursuant to the terms of this Agreement, and the issuance of the Warrants in conjunction therewith, each will be: (i) duly and validly authorized and issued, fully paid and nonassessable; and (ii) free of all liens and encumbrances excepting only restrictions on transfer created by state and federal law.

            3.4 NO CONFLICT WITH LAW OR DOCUMENTS. The execution, delivery and consummation of this Agreement, the Registration Rights Agreement, the Pledge Agreement and the transactions contemplated hereby and thereby will not: (a) conflict with any provisions of the certificate of incorporation of the Company, as amended to date, or the bylaws of the Company, as amended to date, or (b) result in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under (in each case, upon the giving of notice, the passage of time, or both) any mortgage, indenture, lease, agreement or other instrument permit, franchise, license, judgement order, decree, law, ordinance, rule or regulation applicable, to the Company, or its properties, including, but not limited to, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            3.5 CONSENTS, APPROVALS AND PRIVATE OFFERING. Except for (i) any filings required under federal and applicable state securities laws, all of which shall have been made as of the Closing Date to the extent required as of such time, and (ii) for obtaining shareholder approval for the issuance of the Warrants (and common stock to be issued upon exercise of such Warrants) to Mr. Haidl and Mr. Schlossmann, which is required by the exchange rules of the New York Stock Exchange, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement, the Registration Rights Agreement, the Pledge Agreement and the consummation of the transactions contemplated hereby and thereby.

            3.6 LITIGATION. Except as disclosed on Schedule 1, to the Company's knowledge, there are no actions, suits, proceedings or investigations pending against or affecting the Company or any subsidiary that in the aggregate could reasonably be anticipated to result in any material adverse effect on the Company or any subsidiary.

            3.7 ORGANIZATION AND QUALIFICATION. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Each Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under license or lease or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed will not have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities, operations or prospects of such Subsidiary or a material adverse effect on such Subsidiary's ability to consummate the transactions contemplated hereby (a "Subsidiary Material Adverse Effect"). Each Subsidiary is not subject to or obligated under (i) any charter, by-law, indenture or other loan document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to it or its respective properties or assets, which would be breached or violated, or under which there would be a default (with or a right of termination, cancellation or acceleration of any obligation or the


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loss of a material benefit, by its executing and carrying out this
Agreement or any of the other agreements referenced in Section 3.2 herein, other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations cancellations, accelerations or losses which, either singly or in the aggregate, will not prevent the consummation of the transactions contemplated hereby and thereby and (B) the laws and regulations referred to in the next sentence. No filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation of this Agreement or any of the other agreements referenced in Section 3.2 herein, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not prevent the consummation of the transactions contemplated hereby or thereby.

            3.8 CAPITALIZATION. The Pledged Collateral (as defined in the Pledge Agreement) includes all of the issued and outstanding shares of each Subsidiary, all of which is owned by the Company. All issued and outstanding shares were validly issued and outstanding, fully paid and nonassessable have been no material changes in such numbers of shares through the date hereof. As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which a Subsidiary's shareholders may vote ("Voting Debt") issued or outstanding. As of the close of business on the date hereof there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating each Subsidiary to issue, deliver or sell shares of its capital stock or debt securities, or obligating each Subsidiary to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. There are no outstanding stock appreciation rights, restricted stock grant or contingent stock grant, and, there are no other outstanding contractual rights to which the Subsidiary is a party (other than Subsidiary Benefit Plans) the value of which is derived from the financial performance of each Subsidiary or the value of shares of the common stock of each Subsidiary. Each Subsidiary owns no equity interest, including any partnership, limited liability company or joint venture interest in any other entity or person.

            3.9 FINANCIAL STATEMENTS. The unaudited financial statements and unaudited interim financial statements of the Subsidiary dated December 31, 1999 and March 31, 2000, respectively, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Subsidiary as at the dates thereof and the results of their operations and changes in financial position for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein. Subsidiary has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes or for vacation, except for (i) liabilities set forth on the face of the balance sheet dated as of March 31, 2000, (the "Most Recent Fiscal Quarter End"), and (ii) liabilities which have arisen after the Most Recent Fiscal Quarter End in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and none of which are in excess, in any material respect from budgeted amounts.

All of the accounts receivable of the Subsidiary shown on the Most Recent Fiscal Quarter End balance sheet or arising thereafter arose in the ordinary course of its business. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of the Subsidiary which is consistent with past practice and in accordance with GAAP (applied on a consistent basis throughout the period involved).



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            3.10  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since October 19,
1999, since there has not been any:

                  (i) change in the condition (business, financial or otherwise), assets, liabilities, earnings or business of Subsidiary, except for changes which have occurred in the ordinary course of business and which have not, individually or in the aggregate, been materially adverse to Subsidiary;

                  (ii) (A) change in the number of shares of capital stock of the Subsidiary issued and outstanding, (B) declaration, setting aside, or payment of any dividend or other distribution (whether in cash, securities, property or otherwise) in respect of the Subsidiary's capital stock, or (C) payment to any stockholder of Subsidiary or any affiliate of any stockholder of Subsidiary (whether in cash, securities, property or otherwise) in respect of any service fee, management fee or similar overhead charge;

                  (iii) (A) increase in the compensation payable or to become payable by Subsidiary to any of its officers, directors, employees, independent contractors or agents (collectively " Personnel"), other than increases in employee compensation given in the ordinary course of business, or increases in compensation to management that do no exceed, annualized with respect to any one individual, $20,000, (B) any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or for the credit of any Personnel, or (C) any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Subsidiary except pursuant to the plans and arrangements existing on October 19, 1999;

                  (iv) significant labor trouble, controversies or unsettled grievances between Subsidiary and any Personnel or any collective bargaining organization representing or seeking to represent any Personnel;

                  (v) addition to or modification of the employee benefit plans, arrangements or practices existing on October 19, 1999, other than
(A) accruals or contributions made in accordance with the normal practices of the Subsidiary or (B) the extension of coverage to other Personnel who became eligible after the Most Recent Fiscal Quarter End balance sheet date;

                  (vi) mortgage, pledge or subjection to any encumbrance of any of the Subsidiary's assets except (A) the lien of current real and personal property taxes incurred but not yet due and payable or (B) liens or obligations arising in the ordinary course of business securing obligations not yet due and payable;

                  (vii) sale, assignment or transfer of any assets of Subsidiary material, individually or in the aggregate, to its business as presently conducted (hereinafter, " Business"), other than sales of inventory in the ordinary course of business;

                  (viii) waiver of any rights which, in the aggregate, were of substantial value to the Business, whether or not in the ordinary course of business;

                  (ix) any amendment, breach, default, cancellation or termination, or any threat thereof, of any contract or other agreement material to the Business by any party thereto, other than in the ordinary course of business, it being understood and agreed that a consignment agreement will be considered "material" for purposes of this sub-section only if it involves annual gross auction proceeds in excess of $100,000;



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                  (x) liability incurred by Subsidiary except immaterial
liabilities incurred in the ordinary course of business consistent in both kind and amount with past practices of the Subsidiary;

                  (xi) any capital expenditure or the execution of any capital leases with respect to any aspect of the business of Subsidiary, or any incurring of liability therefor, involving payments in excess of $250,000 individually or in the aggregate;

                  (xii) borrowing of any money by Subsidiary, except pursuant to an existing line of credit with Imperial Bank, or guaranteeing of any indebtedness of others;

                  (xiii) lending of any money or otherwise pledging the credit of Subsidiary except in the ordinary course of business;

                  (xiv) failure to pay any material current obligations of the Subsidiary when due and payable in accordance with the respective terms of such obligations;

                  (xv) agreement or undertaking by Subsidiary to do any of the foregoing; or

                  (xvi) other event or condition of any character which individually or in the aggregate has materially adversely affected, or any event or condition known to the Subsidiary which it is reasonable to expect will, individually or in the aggregate, materially adversely affect in the future, the condition (business, financial or otherwise), assets, liabilities, earnings, liquidity, prospects or business of Subsidiary.

            3.11 LITIGATION. Except as disclosed on Schedule 1, there is no legal, administrative, arbitral or other proceeding, claim, action, or governmental or regulatory investigation of any nature pending or, to the knowledge of the Subsidiary, threatened against or affecting the Subsidiary nor is there any reasonable basis for any such proceeding, claim, action or investigation, which, alone or in the aggregate, could reasonably be expected to have a Subsidiary Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, instrumentality or arbitrator outstanding against Subsidiary. There are no controversies pending nor, to the knowledge of the Subsidiary, any basis for any such controversies, between the Subsidiary and any of its employees, which controversies have had or may have a Subsidiary Material Adverse Effect.

            3.12  EMPLOYEE BENEFIT PLANS AND OTHER EMPLOYMENT MATTERS.
Subsidiary: (i) does not maintain any material employee benefit or compensation plans, agreements or arrangements, including "employee benefit plans," as defined in Section 3(3) of ERISA, and including, but not limited to, plans, agreements or arrangements relating to former employees, including, but not limited to, retiree medical plans (together, the "Subsidiary Benefit Plans") except as described or shown on the financial statements referenced above, or (ii) is not a party to collective bargaining agreements. An entity maintains a plan if it sponsors it, contributes to it, adopts it, or is obligated, actually or contingently, to contribute to it. Since December 31, 1999, there have been no disputes or grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation involving the Subsidiary or under such Subsidiary Benefit Plans, which have not been finally resolved, settled or otherwise disposed of, nor is there any default, or any condition which, with notice or lapse of time or both, would constitute such a default, under any such Plans, by the Subsidiary or, to the best knowledge of the Subsidiary, any other party thereto, which failure to resolve, settle or otherwise dispose of or default, alone or in the aggregate, would have a Subsidiary Material Adverse Effect. Since
December 31, 1999, there have been no strikes, lockouts or work stoppages or slowdowns, or to the best knowledge of the Subsidiary , jurisdictional disputes or organizing activity occurring or threatened with respect to the


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business or operations of the Subsidiary or its subsidiaries which have had or would have a Subsidiary Material Adverse Effect.

            3.13 COMPLIANCE WITH APPLICABLE LAWS. To the knowledge of the Subsidiary, Subsidiary holds all permits, licenses, variances, exemptions, orders and approvals of all governmental entities (including all authorizations under environmental laws), except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have a Subsidiary Material Adverse Effect (the "Subsidiary Permits"). Except for obtaining shareholder approval for the issuance of the Warrants (and common stock to be issued upon exercise of such Warrants) to Mr. Haidl and Mr. Schlossmann, which is required by the exchange rules of the New York Stock Exchange, the Subsidiary is and at all time prior hereto has been, in compliance with all applicable laws, rules and regulations and with the terms of the Subsidiary Permits, except for such failures to comply, which singly or in the aggregate do not and would not have a Subsidiary Material Adverse Effect. To the knowledge of the Subsidiary, no investigation or review by any governmental entity with respect to the Subsidiary is pending, or, to the knowledge of the Subsidiary, threatened, nor has any governmental entity indicated an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Subsidiary Material Adverse Effect.

            3.14 TAXES. Subsidiary has filed all tax returns required to be filed by it and has paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid in respect of the periods covered by such returns (except where the failure to pay would not have a Subsidiary Material Adverse Effect). The information contained in such tax returns is true, complete and accurate in all material respects. Subsidiary is not delinquent in the payment of any tax, assessment or governmental charge, except where such delinquency would not have a Subsidiary Material Adverse Effect. No deficiencies for any taxes have been proposed, asserted or assessed against the Subsidiary that have not been finally settled or paid in full, which would have a Subsidiary Material Adverse Effect, and no requests for waivers of the time to assess any such tax are pending. The federal income tax returns of the Subsidiary have been examined by and settled with the Internal Revenue for all years through 1993. The term "tax" shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts. The Subsidiary has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Subsidiary has not filed a consent under Section 341(f) of the Internal Revenue Code ("Code") concerning collapsible corporations, and neither has made any payments, nor is obligated to make any payments, and is not a party to any agreement that under circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Subsidiary has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii). Subsidiary has disclosed on their respective federal income tax returns all positions taken therein that could give rise to an understatement of federal income tax within the meaning of Section 6662 of the Code. The Subsidiary (i) is not a party to any tax allocation or sharing agreement, (ii) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (iii) does not have any liability for taxes of any person (other than itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foregoing law), as a transferee or successor, by contract or otherwise.



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            3.15  TITLE.  Except as disclosed in the Most Recent Financial
Statements, Subsidiary is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good title to, or a valid leasehold or license interest in, all of its material assets (real, personal and fixed, tangible and intangible), free and clear of any and all liens, claims, charges or encumbrances other than Permitted Liens. As used herein, "Permitted Liens" means (i) liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate and actual reserves have been established in accordance with GAAP (applied on a consistent basis and consistent with prior practice) and are reflected on the Most Recent Financial Statements, (ii) inchoate mechanics' liens with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, and
(iii) other liens arising in the ordinary course of business, which would not, in the aggregate, have a Subsidiary Material Adverse Effect and which do not secure obligations for borrowed money.

            3.16 INTELLECTUAL PROPERTY. "Intellectual Property" means (i) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights, and all applications, registrations and renewals in connection therewith,
(iv) all trade secrets and confidential business information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (v) all computer software and information systems and programs, (including data and related documentation), whether owned or leased, (vi) all other proprietary rights and (vii) all copies and tangible embodiments of the items described in (i) through (vi) (in whatever form or medium). The Subsidiary is the owner of all right, title and interest free and clear of all liens or has the right to use pursuant to license, sublicense, agreement or permission ("License") all such Intellectual Property necessary to conduct its business in the ordinary course. The Subsidiary has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses and has never granted any License or similar right to any third party (other than its affiliates and employees) with respect to such Intellectual Property. Subsidiary is not in default (and with the giving of notice or lapse of time or both, will not be in default) in any material respect under any License to use such Intellectual Property. Subsidiary has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any party from whom the Subsidiary has obtained the right to use Intellectual Property pursuant to license, sublease, agreement or permission or any other third party. Subsidiary has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Subsidiary must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Subsidiary.

            3.17 ENVIRONMENTAL. Except for the requirement by the City of Benicia, California to construct a storm drain to capture run-off, (i) all present and former activities of the Subsidiary and all real property owned or leased by Subsidiary (the "Subsidiary Real Property") complies in all material respects with all applicable Environmental Laws; (ii) none of the operations of the Subsidiary is subject to any judicial or administrative proceeding alleging the violation of any Environmental Law; (iii) the Subsidiary is not the subject of any federal, state or local investigation concerning any use, release, discharge or disposal of any Hazardous Substance, except for any such investigation conducted entirely without notice to the Subsidiary, without entry to any facility of the Subsidiary and of which the Subsidiary has no knowledge; (iv) to the knowledge of the Subsidiary, no predecessor-in-title to or former operator of any Subsidiary


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Real Property has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a Hazardous Substance into the environment;
(v) Subsidiary has no liability under or any Environmental Law, in connection with the transportation, release, discharge or disposal by or at the direction of the Subsidiary of any Hazardous Substance into the environment and no release by the Subsidiary or its affiliates which could require investigation or remediation has occurred; (vi) none of the Subsidiary's operations on the Subsidiary Real Property involves the generation, transportation, treatment, storage or disposal of Hazardous Substances other than in compliance with all applicable laws, rules and regulations; and (vii) except in accordance with applicable laws, the Subsidiary has not disposed of any Hazardous Substance in, on or about the Subsidiary Real Property or any other location. To the Knowledge of the Subsidiary, (A) no underground storage tanks have been located on the Subsidiary Real Property, (B) no Subsidiary Real Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes and (C) no building or other structure constituting part of the Subsidiary Real Property contains or contained asbestos. To the knowledge of the Subsidiary, there are and were no incinerators, septic tanks or cesspools on the Subsidiary Real Property and all waste from or on the Subsidiary Real Property was discharged into a public sanitary sewer system. "Environmental Laws" means federal, state, local and foreign laws, statutes and ordinances, principles of common law, rules, regulations and codes, as well as orders, decrees, judgments or injunction issued, promulgated approved or entered thereunder, relating to pollution or the protection, cleanup or restoration of the environment, or to safety or health, or to foods or drugs, including, but not limited to, any of the same relating to (w) generation, treatment, storage, disposal or transportation of wastes, emissions or discharges or protection of the environment from the same; (x) noise; (y) exposure to Hazardous Materials; or (z) regulation of the manufacture, processing, distribution in commerce or use of chemical substances, food and drug products, ingredients and additives, insecticides and pesticides, including without limitation the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Hazardous Materials Transportation Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Federal Oil Pollution Act, and the regulatory programs of the U.S. Environmental Protection Agency, the U.S. Food and Drug Administration, the U.S. Department of Transportation, the U.S. Department of Agriculture, and the U.S. Occupational Safety and Health Administration, in each case as amended and including their state and local analogs. "Hazardous Substance" means any toxic substance or waste, pollutant, hazardous substance or waste, contaminant, insecticide, pesticide, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, including without limitation any such substance or waste regulated under or defined by or pursuant to any Environmental Law, including petroleum and petroleum byproducts. "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or into or out of any property, including the movement of Hazardous Substance thorough or in the air, soil, surface water, ground water or property.

            3.18 TITLE TO ASSETS; LIENS. To the knowledge of the Subsidiary, (a) the Subsidiary has sufficiently good and valid title to, or an adequate leasehold interest in, its material tangible personal properties and assets in order to allow it to conduct, and continue to conduct, its business as currently conducted or as the Subsidiary proposes to conduct such business, (b) such material tangible personal assets and properties are sufficiently free of liens to allow Subsidiary to conduct, and continue to conduct, its business as currently conducted, or as the Subsidiary proposes to conduct such business and, (c) the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect which individually or in the aggregate would be reasonably likely to have a Subsidiary Material Adverse Effect. Subsidiary enjoys peaceful and undisturbed possession under all material leases, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Subsidiary to conduct its business as currently conducted.

            4.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

      The Purchaser hereby represents, warrants and covenants with the Company as follows:

            4.1 LEGAL POWER. Purchaser has the requisite power to enter into this Agreement and the Registration Rights Agreement, to purchase the Warrants and Notes hereunder, and to carry out and perform its obligations under the terms of this Agreement and the Registration Rights Agreement.

            4.2   DUE EXECUTION.  Each of this Agreement and the
Registration Rights Agreement will be valid and binding agreements of the Purchaser.

            4.3   INVESTMENT REPRESENTATIONS.

                  (a) Purchaser is acquiring the Notes for its own account, not as nominee or agent, for investment and not with a view to or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Act"), except pursuant to an effective registration statement under the Act.

                  (b) Purchaser understands that: (i) neither the Notes nor the Warrants have been registered under the Act by reason of a specific exemption therefrom, and may not be transferred or resold except pursuant to an effective registration statement or exemption from registration; (ii) each certificate representing the shares issuable pursuant to the Warrants (unless such shares have been registered prior to the exercise of such Warrants) will be endorsed with the following legends:

            (A) THE SECURITIES REPRESENTED HEREBY HAVE NOT )BEEN REGISTERED UNDER THE ACT, OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT AN OPINION OF COUNSEL WILL NOT BE REQUIRED FOR SALES OR TRANSFERS MADE PURSUANT TO RULE 144 UNDER THE ACT; and

            (B) Any legend required to be placed thereon by applicable federal or state securities laws;

and (iii) the Company will instruct any transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legends are satisfied.

                  (c) Purchaser has been furnished with such materials and has been given access to such information relating to the Company as it or its qualified representative has requested and has been afforded the opportunity to ask questions regarding the Company and the Notes, all as Purchaser has found necessary to make an informed investment decision.

                  (d) Purchaser is an "accredited investor" as such term is defined in Rule 501 of the Act.

                  (e) Purchaser is not a resident of Canada or any territory thereof.

            4.4 USE OF PROCEEDS. Purchasers acknowledge that they have been advised by the Company that the proceeds of the Notes are to be used by the Company for working capital.

      5.    COVENANTS OF THE COMPANY.

            5.1 INFORMATION. The Company will promptly furnish to each holder of Notes or Warrants: (i) as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its consolidated subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with generally accepted accounting principles and reported on by independent certified public accountants of recognized national standing; and (ii) as soon as available, and in any event within forty five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its consolidated subsidiaries, if any, as of the end of such quarter and the related consolidated statements of income and stockholders' equity (together with any other quarterly financial statements being prepared by the Company at such time), setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by the chief financial officer or the chief accounting officer of the Company.

      5.2 CONDUCTING THE OFFERING. The Company will conduct the offering under Regulation D of the Act, and the Company represents as follows:

            (a) SALES TO ACCREDITED INVESTORS. The Company will only make offers and sales of the Notes to the Purchaser if the Company reasonably believes the Purchaser is an "accredited investor" as that term is defined in Rule 501(a) under the Act.

            (b) REGULATION D COMPLIANCE. Offers and sales of Notes will be made in compliance with Regulation D, and the Company has not and shall not offer to sell the Notes by any form of general solicitation or general advertising that is prohibited by Rule 502(c) promulgated under the Act.

            (c) COMPLIANCE GENERALLY. The Company has and will observe all securities laws and regulations applicable to it in any jurisdiction in which it has or may offer, sell or deliver Notes and it will not, directly or indirectly, offer, sell or deliver Notes or distribute or publish any prospectus, circular, advertisement or other offering material in relation to the Notes in or from any state in the United States or country or jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations,

            (d) BLUE SKY COMPLIANCE. The Company will comply with the state securities or blue sky laws of each state in which Notes will be offered.

      5.3   NOTICE OF CERTAIN EVENTS.  In case at any time:

            (a) The Company declares any cash dividend on its common stock at a rate in excess of the rate of the last cash dividend theretofore paid;

            (b) The Company pays any dividend payable in stock upon its common stock or make any distribution (other than regular cash dividends) to the holders of is common stock;

            (c) The Company offers for subscription pro rata to the holders of its common stock any additional shares of stock of any class or other rights;

            (d) There shall be any capital reorganization, or reclassification of the capital stock of the Company or consolidation or merger of the Company with another corporation (other than a subsidiary of the Company in which is the surviving or continuing corporation and no change occurs in the Company's common stock), or sale of all or substantially all of its assets to, another corporation; or

            (e) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

             then, in any one or more of said cases, the Company shall give written notice, by first class mail, postage prepaid, addressed to the holder of each Warrant at the address of such holder as shown on the books of the Company (i) the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or (ii) the date (or, if not then known, a reasonable approximation thereof by) on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify (or, if not then known, reasonably approximate) the date as of which the holders of common stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their common stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least ten (10) days prior to the action in question and not less than ten days prior to the record date or the date on which the Company's transfer books are closed in respect thereto. The failure to give the notice required by this Section
5.3 or any defect therein shall not affect the legality or validity of any distribution, right, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

      6.    CONDITIONS TO CLOSING.

            6.1 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The Purchaser's obligation to purchase the Notes at the Closing is subject to the fulfillment, at or prior to such Closing, of all of the following conditions.

                  (a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in
Section 3 hereof shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date; the business, assets, financial condition and results of operations of the Company shall not have been adversely affected in any material way prior to the Closing Date; and the Company shall have performed all obligations and conditions herein required to be performed by it on or prior to the Closing Date.

                  (b) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser.

                  (c) QUALIFICATIONS, LEGAL INVESTMENT. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Notes pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing Date. No stop order or other order enjoining the sale of the Notes shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the Securities and Exchange Commission ("SEC"), or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Closing, the sale and issuance of the Notes shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

                  (d) NOTES. The Company shall have entered into and delivered the Notes.

                  (e) WARRANTS. The Company shall have entered into and delivered the Warrants.

                  (f) REGISTRATION RIGHTS AGREEMENT. The Company shall have entered into and delivered the Registration Rights Agreement.

                  (g) PLEDGE AGREEMENT. The Company shall have entered into the Pledge Agreement and delivered the Pledge Agreement and the shares of ALG and PLS to the pledgee under the Pledge Agreement to be held for the benefit of the Purchaser.

                  (h) CREDITORS AGREEMENT. The Company and each Purchaser shall have entered into and delivered the Creditors Agreement.

                  (i) COLLATERAL AGENCY AGREEMENT. The Company shall have entered into and delivered the Collateral Agency Agreement.


            6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to issue and sell the Notes at the Closing is subject to the fulfillment to the Company's satisfaction, on or prior to the Closing, of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct at the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

            (b) PERFORMANCE OF OBLIGATIONS. The Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it on or before the Closing Date, and the Purchaser shall have delivered payment to the Company in respect of his purchase of Notes and, each Purchaser shall have entered into (i) a Subscription Agreement, (ii) the Registration Rights Agreement, (iii) the Collateral Agency Agreement and (iv) the Creditors Agreement (all of which, except the Subscription Agreement, are referred to in Section 6.1).

            (c) QUALIFICATIONS, LEGAL INVESTMENT. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Notes pursuant to this Agreement shall have been duly owned and shall be effective on and as of the Closing Date. No stop order or other order enjoining the sale of the Notes shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Closing, the sale and issuance of the Notes shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

      7.      MISCELLANEOUS.

            7.1 GOVERNING LAW. This Agreement shall be governed by and construed under the internal laws of the State of Illinois.

            7.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

            7.3 ENTIRE AGREEMENT. This Agreement and the other documents delivered pursuant hereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

            7.4 SEPARABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            7.5 AMENDMENT WAIVER. Except as otherwise provided herein, any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or, in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this section shall be binding upon each future holder of any security purchased under this Agreement (including securities into which such securities have been converted) and the Company.

            7.6 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, on the first business day following mailing by overnight courier, or on the fifth day following mailing by certified mail, return receipt requested, postage prepaid, addressed to the Company at 500 Central Avenue, Northfield, Illinois 60093, with a copy to Duane, Morris & Heckscher LLP, 227 West Monroe Street, Chicago, Illinois 60606,
Attention: Eric M, Fogel, Esq. and to each Purchaser at the address set forth opposite such Purchaser's name on Exhibit A hereto.

            7.7 ATTORNEY'S FEES. The Company shall pay for all reasonable attorneys' fees incurred by the Purchasers on their behalf with respect to the sale of the Notes.

            7.8 TITLES AND SUBTITLES. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

            7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed in original, but all of which together shall constitute one instrument.

            7.10 REPRESENTATION OF MR. HAIDL AND MR. SCHLOSSMANN. Mr. Haidl and Mr. Schlossmann acknowledge that they have not been represented by Falk & Sharp, P.C., in connection with the sale of the Notes.

      IN WITNESS WHEREOF, the parties have executed this Note and Warrant Purchase Agreement as of the date and year first above written.

                               ENTRADE INC.


                               By:
                                     ------------------------------
                                     Its:  President


                               THE HAUGEN FAMILY TRUST

                               By:
                                     ------------------------------
                                     Richard M. Haugen, TTEE
                                     Amount of Note:  $400,000


                               THE OCHS FAMILY TRUST

                               By:
                                     ------------------------------
                                     Peter M. Ochs, TTEE
                                     Amount of Note:  $1,000,000


                               FIRST FRUIT, INC.

                               By:
                                     ------------------------------
                                     Peter M. Ochs, President
                                     Amount of Note:  $1,000,000


                               GENESEE MUTUAL INVESTMENTS, LLC

                               By:
                                     ------------------------------
                                     Paul A. Neff, Manager
                                     Amount of Note:  $1,300,000


                               FOR HIS ADOPTED CHILDREN, INC.

                               By:
                                     ------------------------------
                                     Paul A. Neff, President
                                     Amount of Note:  $1,200,000


                                     ------------------------------
                                     Donald Haidl
                                     Amount of Note:  $1,800,000


                                     ------------------------------
                                     Corey Schlossmann
                                     Amount of Note:  $200,000


                                     -----------------------------
                                     David Doerge
                                     Amount of Note:  $100,000

                                   EXHIBIT A

                                  PURCHASERS



Name:             The Haugen Family Trust
Address:          8 Bluff View
                  Irvine, California 92612

Name:             The Ochs Family Trust
Address:          14 Corporate Plaza
                  Newport Beach, California 92660

Name:             First Fruit, Inc.
Address:          14 Corporate Plaza
                  Newport Beach, California 92660

Name:             Genesee Mutual Investments, LLC
Address:          P.O. Box 8475
                  Newport Beach, California 92658

Name:             For His Adopted Children, Inc.
Address:          P.O. Box 8475
                  Newport Beach, California 92658

Name:             Donald Haidl
Address:          c/o Nationwide Auction Systems
                  13005 East Temple Avenue
                  City of Industry, California 91746

Name:             Corey Schlossmann
Address:          c/o Nationwide Auction Systems
                  13005 East Temple Avenue
                  City of Industry, California 91746

Name:             David J. Doerge
Address:          The Chicago Mercantile Exchange
                  30 South Wacker Drive
                  Suite 2112
                  Chicago, Illinois 60606

                                  SCHEDULE 1

                                  LITIGATION
                                  ----------


In addition to legal proceedings and claims that arise in the ordinary course of Nationwide Auction Systems, Inc.'s ("Nationwide") business none of which Nationwide's management considers to be material, Entrade Inc. ("Entrade") or its subsidiaries are involved in the following proceedings. Artra Group Incorporated ("Artra") and its subsidiaries are the defendants in various business-related litigation and environmental matters and product liability claims. At March 31, 2000 and December 31, 1999, Artra had accrued current liabilities of $1,400,000 for potential business-related litigation and environmental liabilities. No liabilities were accrued for the product liability claims because no reasonable basis exists on which such claims could be quantified.


      PRODUCT LIABILITY CLAIMS

Since 1983, Artra has responded to significant product liability claims relating to the use of asbestos in the manufacture of products by various companies, including a former Artra subsidiary. Reports from outside counsel indicate, as of March 31, 2000, pending claims asserted by approximately 47,000 plaintiffs (excluding loss of consortium claims) in 16 states. It is probable that a significant number of additional claims will be asserted in the future. Artra has no reasonable basis on which to quantify the potential cost to it of these pending and unasserted claims.

Artra's primary insurance carriers paid approximately $13,000,000 in disposition of the claims from 1983 through September 1998, when Artra's primary insurance carriers asserted that Artra's primary insurance coverage for the claims had been exhausted. Beginning in September 1998, certain of Artra's excess insurance carriers, under a reservation of the right to deny coverage at a subsequent date, assumed the defense of the claims and paid defense, settlement and indemnity costs relating to these claims, pursuant to an interim agreement, which costs totaled approximately $17,500,000 through December 31, 1999. The interim agreement expired as of January 31, 2000.

Until January 31, 2000, pursuant to the interim agreement, certain of Artra's excess insurance carriers funded defense and indemnity costs as they became due. Under the interim agreement, the claims were administered by one of Artra's principal excess insurers, which was one of the participants in the expired interim agreement. Since January 31, 2000, that excess insurer has not administered the claims or advanced funds for defense, settlement and indemnity expenses. Between January 1, 2000 and March 31, 2000, Artra's defense, settlement and indemnity expenses are estimated to have been approximately $5,000,000, which was either subject to the interim agreement through January 31, 2000 and advanced by excess insurers, or its subject to the potential reimbursement from the excess insurers.

Negotiations are continuing with the principal excess insurer and the other excess insurers regarding the establishment of a permanent funding, claims administration and coverage agreement. Unless and until such a permanent agreement is reached, as to which Artra can provide no assurance, Artra intends, unless litigation should become necessary in light of the positions of the excess carriers or other circumstances, to: (i) administer the claims and (ii) fund defense, settlement and indemnity costs to the extent necessary and then seek reimbursement from the excess insurance carriers. It is also possible that these excess insurance carriers could cease making payments at any time on the basis of their various reservations of rights.

Artra and two of its excess insurers currently have a dispute as to the existence of certain insurance coverage, in the approximate amount of $25,000,000, for the period 1968 through 1974. These carriers contend that the policies for this period, if they ever existed, are "lost." If Artra or its carriers were to be unable to locate all or some of these policies, then, absent the negotiation of an agreement with the carriers, as to which Artra can provide no assurance, a court could find that no coverage existed for all or some of the periods in question. In that event, a court might find Artra responsible for funding its pro rata share of payments for defense and indemnity costs. A similar issue exists with respect to an unknown amount of primary and excess insurance coverage by unknown insurers for the period 1947 through 1962, for which Artra has not been able to locate policies, with potential effect similar to that possible with respect to the 1968 through 1975 period.

If Artra were unable to conclude a permanent agreement with its excess insurance carriers regarding the claims or with respect to coverage for the potential gaps described herein, if Artra were ultimately unsuccessful in attempting to marshal any such insurance, if a court were to determine that gaps in coverage exist, or if a court were to determine that Artra is responsible for a portion of the defense and indemnity costs associated with those potential gaps in coverage, there could be a material adverse effect on Artra's financial condition. Artra's financial condition could also be materially adversely affected to the extent, if any, that its existing insurance coverage and any to which it might become entitled in the future is not sufficient to respond fully to the claims.

Artra has the following amounts of excess insurance it believes are available to indemnify Artra against its liability on some or all of the claims: (a) approximately $204,000,000 for which Artra has policies, less amounts expended through December 31, 1999 (believed to be approximately $17,500,000) and such additional amounts as have been paid or committed since December 31, 1999; (b) an additional amount which may total as much as $45,000,000 for which Artra thus far has been unable to locate insurance policies but for which Artra has certain evidence of coverage, and (c) any potentially applicable coverage in an undetermined amount for any other policies that may exist over certain years, which Artra is investigating. There is also potential additional coverage from two excess insurers, which Artra believes are or may be involved in insolvency proceedings. In the event Artra were unable to satisfy the claims through a combination of insurance coverage and its own assets, or in the event that Artra does not receive timely reimbursement from its excess carriers of amounts Artra may be required to expend on defense, settlement and indemnity payments, it is possible that Artra could be forced to seek protection under the federal bankruptcy laws.

If Artra's insurance coverage and Artra's other assets are not sufficient to satisfy the claims against Artra, Entrade could lose its entire investment in Artra, approximately $10,200,000 at March 31, 2000. If the combination of insurance coverage and Artra's assets are not sufficient to satisfy claims against it, it is also possible that the plaintiffs presenting the claims could attempt to pursue legal action against Entrade.

Entrade believes that no valid basis exists for, and it would have meritorious defenses against, the imposition of Artra's liability for the claims against Entrade, and Entrade would vigorously defend itself against any attempt to impose such liability. In the event of an unfavorable outcome of such legal action, however, there could be a material adverse effect upon Entrade's financial condition and results of operations.

      ENVIRONMENTAL MATTERS

      EPA NOTICES ALLEGING ENVIRONMENTAL VIOLATIONS

In April 1994, the EPA notified Artra that it was a potentially responsible party for the disposal of hazardous substances (principally waste oil) at a disposal site in Palmer, Massachusetts, generated by a manufacturing facility formerly operated by the Clearshield Plastics Division of Harvel Industries, Inc., a majority owned subsidiary of Artra. In 1985, Harvel was merged into Artra's Fill-Mor subsidiary. This site has been included on the EPA's National Priorities List. In February 1983, Harvel sold the assets of Clearshield to Envirodyne Industries, Inc. The alleged waste disposal occurred in 1977 and 1978, at which time Harvel was a majority-owned subsidiary of Artra. In May 1994, Envirodyne and its Clearshield National, Inc. subsidiary sued Artra for indemnification in connection with this proceeding. The cost of clean-up at the Palmer, Massachusetts site has been estimated to be approximately $7,000,000 according to proofs of claim filed in the adversary proceeding. A committee formed by the named potentially responsible parties has estimated the liability respecting the activities of Clearshield to be $400,000. Artra has not made any independent investigation of the amount of its potential liability, and no assurances can be given that it will not substantially exceed $400,000.

     LAWSUITS SEEKING RECOVERY OF ENVIRONMENTAL CLEAN-UP COSTS

In a case titled Sherwin-Williams Company v. Artra Group Incorporated, filed in 1991 in the United States District Court for Maryland, Sherwin-Williams Company brought suit against Artra and other former owners of a paint manufacturing facility in Baltimore, Maryland, for recovery of costs of investigation and clean-up of hazardous substances that were stored, disposed of or otherwise released at the manufacturing facility. This facility was owned by Baltimore Paint and Chemical Company, formerly a subsidiary of Artra from 1969 to 1980. Sherwin-Williams's current projection of the cost of clean-up is approximately $5,000,000 to $6,000,000. Artra has filed counterclaims against Sherwin-Williams and cross claims against other former owners of the property. Artra also is vigorously defending this action and has raised numerous defenses. Currently, the case is still in discovery, and Artra cannot determine what, if any, its liability may be in this matter.

Artra was named as a defendant in United States v. Chevron Chemical Company brought in the United States District Court for the Central District of California in respect to the Operating Industries, Inc. site in Monterey Park, California. This site is included on the EPA's National Priorities List. Artra's involvement stemmed from the alleged disposal of hazardous substances by The Synkoloid Company subsidiary of Baltimore Paint and Chemical Company, which was formerly owned by Artra. Synkoloid manufactured spackling paste, wall coatings and related products, certain of which generated allegedly hazardous substances as a by-product of the manufacturing process. Artra presently estimates the total liability for clean-up costs at this site to be approximately $500,000.

      OTHER CASES

Bagcraft Packaging, LLC and Packaging Dynamics, LLC filed suit against Artra and its BCA Holdings, Inc. subsidiary in the Circuit Court of Cook County, Illinois, on November 22, 1999, alleging that Artra breached a non-compete agreement entered into in connection with the sale of certain assets to Bagcraft Packaging, LLC by hiring Mark Santacrose as Chief Executive Officer and President of Artra. The plaintiffs seek damages in excess of $5,000,000. Artra intends to vigorously defend itself in this action.

If Artra's assets are not sufficient to satisfy claims against it, it is also possible that the plaintiffs presenting the claims could attempt to pursue legal action against Entrade. Entrade believes that no valid basis exists for, and it would have meritorious defenses against, the imposition of Artra's liability for the claims against Entrade, and Entrade would vigorously defend itself against any attempt to impose such liability. In the event of an unfavorable outcome of such legal action, however, there could be a material adverse effect upon Entrade's financial condition and results of operations. These litigation and environmental matters (exclusive of product liability claims) involve wide ranges of potential liability have a material adverse effect on Entrade's financial condition or results of operations. In addition, on or about March 16, 2000, Christi Mottola Enterprises, Inc. ("CME"), filed a complaint in the Superior Court of California, Orange County, Case No. 00CC03393, naming as defendants Don Haidl, Corey Schlossmann, Nationwide Auction Systems, and Does 1 to 100, alleging interference with contract and with prospective economic advantage, civil conspiracy and violation of California's Unfair Business Practices Act. CME seeks 20 percent of 157,000 Entrade shares Haidl allegedly agreed to transfer to JDK & Associates, Inc. in connection with Entrade's acquisition of Nationwide (or an equivalent amount as damages), consequential losses, punitive damages and "restitution and disgorgement of all income, consideration, or compensation, in any form, received by the defendants in conjunction with the acquisition of NATIONWIDE by Entrade."